EXHIBIT 99.1

February 25, 2020
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD NET INCOME
AND INCREASES IN NET SALES AND OPERATING INCOME FOR THE
FIRST QUARTER OF FISCAL 2020; INCREASES FULL YEAR NET INCOME
GROWTH ESTIMATE

First Quarter of Fiscal 2020 Net Income up 54% on Operating Income Increase of 13% and Net Sales Increase of 9%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported that net income increased 54% to a record $121.9 million, or 89 cents per diluted share, in the first quarter of fiscal 2020, up from $79.3 million, or 58 cents per diluted share, in the first quarter of fiscal 2019.

Net income attributable to HEICO in the first quarter of fiscal 2020 and 2019 were both favorably impacted by a discrete income tax benefit from stock option exercises. The benefit in the first quarter of fiscal 2020, net of noncontrolling interests, was $46.3 million, or 34 cents per diluted share. The benefit in the first quarter of fiscal 2019, net of noncontrolling interests, was $15.1 million, or 11 cents per diluted share. These tax benefits were mainly driven by more stock options being exercised as they approached expiration and the strong appreciation in HEICO's stock price during the optionees' holding periods.

Excluding the impact of the tax benefit in both periods, net income and diluted earnings per share increased 18% and 17%, respectively, in the first quarter of fiscal 2020.

Operating income increased 13% to $111.0 million in the first quarter of fiscal 2020, up from $97.9 million in the first quarter of fiscal 2019. The Company's consolidated operating margin improved to 21.9% in the first quarter of fiscal 2020, up from 21.0% in the first quarter of fiscal 2019.

Net sales increased 9% to $506.3 million in the first quarter of fiscal 2020, up from $466.1 million in the first quarter of fiscal 2019.

EBITDA increased 13% to $132.8 million in the first quarter of fiscal 2020, up from $117.7 million in the first quarter of fiscal 2019. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

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Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's first quarter results stating, "We are pleased to report strong first quarter year-over-year increases in net sales and operating income within both our Flight Support Group and Electronic Technologies Group. These results principally reflect mid-single-digit organic growth within both of our operating segments as well as the excellent operating performance of our fiscal 2019 and 2020 acquisitions.

Our total debt to shareholders' equity ratio decreased to 31.4% as of January 31, 2020, down from 33.2% as of October 31, 2019. Our net debt (total debt less cash and cash equivalents) of $504.8 million as of January 31, 2020 to shareholders’ equity ratio decreased to 27.9% as of January 31, 2020, down from 29.8% as of October 31, 2019. Our net debt to EBITDA ratio improved to .90x as of January 31, 2020, down from .93x as of October 31, 2019. During fiscal 2020, we have successfully completed two acquisitions and we have completed seven acquisitions over the past year. We have no significant debt maturities until fiscal 2023 and plan to utilize our financial flexibility to aggressively pursue high quality acquisitions of various sizes to accelerate growth and maximize shareholder returns.

Cash flow provided by operating activities was very strong, increasing 64% to $81.1 million in the first quarter of fiscal 2020, up from $49.6 million in the first quarter of fiscal 2019. We continue to forecast strong cash flow from operations for fiscal 2020.

As we look ahead to the remainder of fiscal 2020, we anticipate continued net sales growth within the Flight Support Group's commercial aviation and defense product lines.  We also anticipate growth within the Electronic Technologies Group, principally driven by demand for the majority of our products.  During fiscal 2020, we plan to continue our commitments to developing new products and services, further market penetration, and an aggressive acquisition strategy, while maintaining our financial strength and flexibility.

Based on our current economic visibility, we now estimate approximately 14% - 15% growth in full year net income, up from our prior growth estimate of 13% - 14% and continue to estimate approximately 6% - 8% growth in full year net sales over fiscal 2019 levels. Additionally, we continue to anticipate our fiscal year 2020 consolidated operating margin to approximate 21.5% - 22.0%, depreciation and amortization expense of approximately $89 million, capital expenditures to approximate $42 million and cash flow from operations to approximate $475 million. These estimates exclude additional acquired businesses, if any. Further, these estimates exclude any potential impact from the recent coronavirus outbreak as the impact to our businesses is uncertain and difficult to predict."

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Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's first quarter results stating, "We are pleased to report year-over-year increases in net sales and operating income driven principally by organic growth within all of our product lines and improved gross profit margins.

The Flight Support Group's net sales increased 5% to $301.1 million in the first quarter of fiscal 2020, up from $287.2 million in the first quarter of fiscal 2019. The increase is attributable to 4% organic growth mainly due to increased demand and new product offerings across all of our product lines.

The Flight Support Group's operating income increased 17% to $62.0 million in the first quarter of fiscal 2020, up from $52.9 million in the first quarter of fiscal 2019. The increase principally reflects an improved gross profit margin, mainly attributable to a more favorable product mix within all of our product lines, the previously mentioned net sales growth and a favorable impact from lower expenses related to changes in the estimated fair value of accrued contingent consideration.

The Flight Support Group's operating margin increased to 20.6% in the first quarter of fiscal 2020, up from 18.4% in the first quarter of fiscal 2019. The increase principally reflects the previously mentioned improved gross profit margin and a decrease in SG&A expenses as a percentage of net sales mainly driven by efficiencies realized from the net sales growth as well as the previously mentioned lower expense related to changes in the estimated fair value of accrued contingent consideration.

With respect to the remainder of fiscal 2020, we continue to estimate approximately 7% - 8% net sales growth over the prior year and now estimate the full year Flight Support Group operating margin to approximate 20%, up from the prior operating margin estimate of 19.5% - 20.0%. Further, we continue to estimate mid-to high single-digit organic growth in fiscal 2020. These estimates exclude additional acquired businesses and the impact from the recent coronavirus outbreak, if any.”

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's first quarter results stating, "Our first quarter year-over-year growth in net sales and operating income reflects strong double-digit organic growth for our defense products and the impact from our well-managed and profitable fiscal 2019 and 2020 acquisitions.

The Electronic Technologies Group's net sales increased 13% to $208.4 million in the first quarter of fiscal 2020, up from $184.4 million in the first quarter of fiscal 2019. The increase is attributable to the favorable impact from our fiscal 2019 and 2020

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acquisitions as well as 6% organic growth mainly due to increased demand for our defense products partially offset by lower demand for our space products.

The Electronic Technologies Group's operating income increased 11% to $57.5 million in the first quarter of fiscal 2020, up from $51.6 million in the first quarter of fiscal 2019. The increase principally reflects the previously mentioned net sales growth partially offset by a lower gross profit margin mainly due to a decrease in net sales of our space products partially offset by increased net sales of our defense products.

The Electronic Technologies Group's operating margin was 27.6% in the first quarter of fiscal 2020 as compared to 28.0% in the first quarter of fiscal 2019. The decrease is mainly due to the previously mentioned lower gross profit margin partially offset by a decrease in SG&A expenses as a percentage of net sales mainly due to a decrease in performance-based compensation expense as well as efficiencies realized from the net sales growth.

With respect to the remainder of fiscal 2020, we now estimate approximately 6% - 7% net sales growth over the prior year, up from the prior estimate of 5% - 6% and continue to anticipate the full year Electronic Technologies Group's operating margin to approximate 28.0% - 29.0%. Further, we continue to estimate low to mid-single-digit organic growth in fiscal 2020. These estimates exclude additional acquired businesses and the impact from the recent coronavirus outbreak, if any.”

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA) which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on

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any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 80.5 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.1 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, February 26, 2020 at 9:00 a.m. Eastern Standard Time to discuss its first quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 1646305. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 1646305.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new

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competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; defense spending or budget cuts, which could reduce our defense-related revenue; and any impact from the recent coronavirus. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended January 31,
	2020		2019
Net sales	$506,275		$466,146
Cost of sales	308,228		283,909
Selling, general and administrative expenses	87,057		84,290
Operating income	110,990		97,947
Interest expense	(4,283)		(5,489)
Other income (expense)	195		(332)
Income before income taxes and noncontrolling interests	106,902		92,126
Income tax (benefit) expense	(22,900)	(a)	4,100	(b)
Net income from consolidated operations	129,802		88,026
Less: Net income attributable to noncontrolling interests	7,914		8,694
Net income attributable to HEICO	$121,888	(a)	$79,332	(b)

Net income per share attributable to HEICO shareholders:
Basic	$.91	(a)	$.60	(b)
Diluted	$.89	(a)	$.58	(b)

Weighted average number of common shares outstanding:
Basic	134,523		132,933
Diluted	137,421		136,978

	Three Months Ended January 31,
	2020		2019
Operating segment information:
Net sales:
Flight Support Group	$301,067		$287,213
Electronic Technologies Group	208,411		184,429
Intersegment sales	(3,203)		(5,496)
	$506,275		$466,146

Operating income:
Flight Support Group	$62,045		$52,880
Electronic Technologies Group	57,491		51,602
Other, primarily corporate	(8,546)		(6,535)
	$110,990		$97,947

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)
During the first quarter of fiscal 2020, the Company recognized a $47.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $46.3 million, or $.34 per basic and diluted share.

(b)
During the first quarter of fiscal 2019, the Company recognized a $16.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $15.1 million, or $.11 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	January 31, 2020	October 31, 2019
Cash and cash equivalents	$63,971	$57,001
Accounts receivable, net	252,050	274,326
Contract assets	44,823	43,132
Inventories, net	441,250	420,319
Prepaid expenses and other current assets	22,616	18,953
Total current assets	824,710	813,731
Property, plant and equipment, net	172,299	173,345
Goodwill	1,301,316	1,268,703
Intangible assets, net	556,718	550,693
Other assets	242,078	162,739
Total assets	$3,097,121	$2,969,211

Current maturities of long-term debt	$932	$906
Other current liabilities	242,599	288,232
Total current liabilities	243,531	289,138
Long-term debt, net of current maturities	567,864	561,049
Deferred income taxes	29,835	51,496
Other long-term liabilities	250,751	184,604
Total liabilities	1,091,981	1,086,287
Redeemable noncontrolling interests	195,893	188,264
Shareholders’ equity	1,809,247	1,694,660
Total liabilities and equity	$3,097,121	$2,969,211

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended January 31,
	2020	2019
Operating Activities:
Net income from consolidated operations	$129,802	$88,026
Depreciation and amortization	21,583	20,037
Share-based compensation expense	2,646	2,439
Employer contributions to HEICO Savings and Investment Plan	2,613	2,153
Increase in accrued contingent consideration	408	1,862
Deferred income tax (benefit) provision	(25,718)	3,798
Payment of contingent consideration	(175)	(67)
Decrease in accounts receivable	23,734	4,982
(Increase) decrease in contract assets	(1,719)	7,270
Increase in inventories	(20,449)	(24,284)
Decrease in current liabilities	(60,331)	(58,005)
Other	8,742	1,355
Net cash provided by operating activities	81,136	49,566

Investing Activities:
Acquisitions, net of cash acquired	(45,343)	(101,039)
Investments related to HEICO Leadership Compensation Plan	(11,800)	(8,700)
Capital expenditures	(6,850)	(5,907)
Other	439	72
Net cash used in investing activities	(63,554)	(115,574)

Financing Activities:
Borrowings on revolving credit facility, net	7,000	76,000
Cash dividends paid	(10,762)	(9,305)
Distributions to noncontrolling interests	(4,881)	(2,795)
Redemptions of common stock related to stock option exercises	(2,562)	(150)
Payment of contingent consideration	(325)	(283)
Proceeds from stock option exercises	1,528	66
Other	(213)	29
Net cash (used in) provided by financing activities	(10,215)	63,562

Effect of exchange rate changes on cash	(397)	703

Net increase (decrease) in cash and cash equivalents	6,970	(1,743)
Cash and cash equivalents at beginning of year	57,001	59,599
Cash and cash equivalents at end of period	$63,971	$57,856

HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Three Months Ended January 31,
EBITDA Calculation	2020	2019
Net income attributable to HEICO	$121,888	$79,332
Plus: Depreciation and amortization	21,583	20,037
Plus: Net income attributable to noncontrolling interests	7,914	8,694
Plus: Interest expense	4,283	5,489
Plus: Income tax (benefit) expense	(22,900)	4,100
EBITDA (a)	$132,768	$117,652

	Trailing Twelve Months Ended
EBITDA Calculation	January 31, 2020	October 31, 2019
Net income attributable to HEICO	$370,452	$327,896
Plus: Depreciation and amortization	85,043	83,497
Plus: Net income attributable to noncontrolling interests	31,065	31,845
Plus: Interest expense	20,489	21,695
Plus: Income tax expense	51,100	78,100
EBITDA (a)	$558,149	$543,033

Net Debt Calculation	January 31, 2020	October 31, 2019
Total debt	$568,796	$561,955
Less: Cash and cash equivalents	(63,971)	(57,001)
Net debt (a)	$504,825	$504,954

Net debt	$504,825	$504,954
Shareholders' equity	$1,809,247	$1,694,660
Net debt to shareholders' equity ratio (a)	27.9%	29.8%

Net debt	$504,825	$504,954
EBITDA (trailing twelve months)	$558,149	$543,033
Net debt to EBITDA ratio (a)	.90	.93

(a) See the "Non-GAAP Financial Measures" section of this press release.